OMB APPROVAL
UNITED STATES	OMB Number: 3235-0145
SECURITIES AND EXCHANGE COMMISSION	Expires: February 28, 2009
Washington, D.C. 20549	Estimated average burden hours per response. . 10.4

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

XTENT, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

984141 10 1

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons Advanced Technology Ventures VII, L.P. 04-3549347

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares (2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3)  This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons Advanced Technology Ventures VII (B), L.P. 04-3577302

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons Advanced Technology Ventures VII (C), L.P. 03-0460853

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons ATV Entrepreneurs VII, L.P. 04-3583168

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons ATV Associates VII, L.L.C. 04-3549344

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons Advanced Technology Ventures VI, L.P. 04-3493845

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons ATV Entrepreneurs VI, L.P. 04-3506722

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons ATV Associates VI, L.L.C. 04-3493847

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons ATV Alliance 2002, L.P. 03-0468911

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No. 984141 10 1

1.	Names of Reporting Persons ATV Alliance Associates, L.L.C. 04-3508606

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 2,999,393 shares(2)

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 2,999,393 shares(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,999,393 shares(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%(3)

12.	Type of Reporting Person (See Instructions) PN

(1) This schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).  The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Advanced Technology Ventures VII, L.P. directly holds 2,409,589 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 96,694 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 46,477 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 14,359 shares of common stock.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.  Advanced Technology Ventures VI, L.P. directly holds 402,776 shares of common stock; ATV Entrepreneurs VI, L.P. directly holds 25,708 shares of common stock.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.  ATV Alliance 2002, L.P. directly holds 3,790 shares of common stock.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.  As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,999,393 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.

(3) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

Item 1.
	(a)	This statement on Schedule 13G relates to the common stock, par value $0.001 per share (“Common Stock”) of XTENT, Inc., a Delaware corporation (the “Issuer”).
	(b)	The principal executive office of the Issuer is located at 125 Constitution Drive, Menlo Park, California 94025.

Item 2.
(a)

The entities filing this statement are Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., Advanced Technology Ventures VI, L.P., ATV Entrepreneurs VI, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C., ATV Associates VI, L.L.C., and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).

	(b)	The address of the principal place of business of each of the ATV entities is 1000 Winter Street, Suite 3700, Waltham, Massachusetts 02451.
	(c)	Each of the ATV Entities is a Delaware limited partnership or limited liability company.
	(d)	Title of Class of Securities: Common Stock
	(e)	CUSIP Number: 984141 10 1

Item 3.
Not applicable.

Item 4.	Ownership

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2007:

Entity	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class(1)
Advanced Technology Ventures VII, L.P.	2,409,589	0	2,999,393	0	2,999,393	2,999,393	13.0%
Advanced Technology Ventures VII (B), L.P.	96,694	0	2,999,393	0	2,999,393	2,999,393	13.0%
Advanced Technology Ventures VII (C), L.P.	46,477	0	2,999,393	0	2,999,393	2,999,393	13.0%
ATV Entrepreneurs VII, L.P.	14,359	0	2,999,393	0	2,999,393	2,999,393	13.0%
Advanced Technology Ventures VI, L.P.	402,776	0	2,999,393	0	2,999,393	2,999,393	13.0%
ATV Entrepreneurs VI, L.P.	25,708	0	2,999,393	0	2,999,393	2,999,393	13.0%
ATV Alliance 2002, L.P.	3,790	0	2,999,393	0	2,999,393	2,999,393	13.0%
ATV Associates VII, L.L.C.(2)	0	0	2,999,393	0	2,999,393	2,999,393	13.0%
ATV Associates VI, L.L.C.(3)	0	0	2,999,393	0	2,999,393	2,999,393	13.0%
ATV Alliance Associates, L.L.C.(4)	0	0	2,999,393	0	2,999,393	2,999,393	13.0%

(1) This percentage is calculated based upon 23,015,613 shares of the Issuer’s common stock outstanding as of December 31, 2007.

(2) ATV Associates VII, L.L.C. owns no securities of the Issuer directly.  ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P. and ATV Entrepreneurs VII, L.P.

(3) ATV Associates VI, L.L.C. owns no securities of the Issuer directly.  ATV Associates VI, L.L.C. is the general partner of Advanced Technology Ventures VI, L.P. and ATV Entrepreneurs VI, L.P.

(4) ATV Alliance Associates, L.L.C. owns no securities of the Issuer directly.  ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.
Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2008
Date

Advanced Technology Ventures VII, L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

Advanced Technology Ventures VII (B), L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

Advanced Technology Ventures VII (C), L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Entrepreneurs VII, L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

Advanced Technology Ventures VI, L.P.

By: ATV Associates VI, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Entrepreneurs VI, L.P.

By: ATV Associates VI, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Alliance 2002, L.P.

By: ATV Alliance Associates, L.L.C.

By:	/s/ Jean M. George
Name: Jean M. George
Title: Manager

ATV Associates VII, L.L.C.

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Associates VI, L.L.C.

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Alliance Associates, L.L.C.

By:	/s/ Jean M. George
Name: Jean M. George
Title: Manager

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of XTENT, Inc. is filed on behalf of each of us.

Dated  February 12, 2008

Advanced Technology Ventures VII, L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

Advanced Technology Ventures VII (B), L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

Advanced Technology Ventures VII (C), L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Entrepreneurs VII, L.P.

By: ATV Associates VII, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Caruis
Title: Managing Director

Advanced Technology Ventures VI, L.P.

By: ATV Associates VI, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Entrepreneurs VI, L.P.

By: ATV Associates VI, L.L.C., its General Partner

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Alliance 2002, L.P.

By: ATV Alliance Associates, L.L.C.

By:	/s/ Jean M. George
Name: Jean M. George
Title: Manager

ATV Associates VII, L.L.C.

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Associates VI, L.L.C.

By:	/s/ Michael A. Carusi
Name: Michael A. Carusi
Title: Managing Director

ATV Alliance Associates, L.L.C.

By:	/s/ Jean M. George
Name: Jean M. George
Title: Manager